Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Plan”) is adopted as of November 19, 2011, by and between China Yida Holding, Co., a Delaware corporation (“China Yida Delaware”), and China Yida Holding, Co., a Nevada corporation and a wholly owned subsidiary of China Yida Delaware (“China Yida Nevada”).

WHEREAS, China Yida Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, China Yida Nevada is a corporation duly organized and existing under the laws of the State of Nevada;

WHEREAS, as of  the date hereof, China Yida Delaware has authority to issue 110,000,000 consisting of   100,000,000 shares of common stock, $0.001 par value per share (“Delaware Common Stock”), of which 19,571,785 shares are issued and outstanding and 10,000,000 shares of preferred stock par value $0.0001 per share (Delaware Preferred Stock) of which no shares are issued and outstanding.

WHEREAS, on the date hereof, Ten (10) shares of Nevada Common Stock are issued and outstanding and are owned by China Yida Delaware;

WHEREAS, the respective boards of directors of China Yida Nevada and China Yida Delaware have determined that, for the purpose of effecting the reincorporation of China Yida Delaware in the State of Nevada, it is advisable and in the best interests of such corporations and their respective shareholders that China Yida Delaware merge with and into China Yida Nevada upon the terms and conditions herein provided;

WHEREAS, the respective boards of directors of China Yida Nevada and China Yida Delaware have approved this Plan; and

WHEREAS, the respective shareholders of China Yida Nevada and China Yida Delaware have approved this Plan.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, China Yida Delaware and China Yida Nevada hereby agree to merge as follows:

1. Merger. Subject to the terms and conditions hereinafter set forth, China Yida Delaware shall be merged with and into China Yida Nevada, with China Yida Nevada to be the surviving corporation in the merger (the “Merger”). The Merger shall be effective on the later of the date and time (the “Effective Time”) that a properly executed certificate of merger consistent with the terms of this Plan and Section 252 of the Delaware General Corporation Law (the “DGCL”) is filed with the Secretary of State of Delaware or articles of merger are filed with the Secretary of the State of Nevada as required by Section 92A.200 of the Nevada Revised Statutes (the “NRS”).

2. Principal Office of China Yida Nevada. The address of the principal office of China Yida Nevada is 28/F Yifa Building, No. 111 Wusi Road, Fuzhou, Fujian, People’s Republic of China 350003.

3. Corporate Documents. The Articles of Incorporation of China Yida Nevada, as in effect immediately prior to the Effective Time, shall continue to be the Articles of Incorporation of China Yida Nevada as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law. The Bylaws of China Yida Nevada, as in effect immediately prior to the Effective Time, shall continue to be the Bylaws of China Yida Nevada as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law.

4. Directors and Officers. The directors and officers of China Yida Delaware at the Effective Time shall be and become directors and officers, holding the same titles and positions, of China Yida Nevada at the Effective Time, and after the Effective Time shall serve in accordance with the Bylaws of China Yida Nevada.

5. Succession. At the Effective Time, China Yida Nevada shall succeed to China Yida Delaware in the manner of and as more fully set forth in Section 259 of the DGCL and in Section 92A.250 of the NRS.

6. Further Assurances. From time to time, as and when required by China Yida Nevada or by its successors and assigns, there shall be executed and delivered on behalf of China Yida Delaware such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to confer of record or otherwise in China Yida Nevada the title to and possession of all the interests, assets, rights, privileges, immunities, powers, franchises and authority of China Yida Delaware, and otherwise to carry out the purposes and intent of this Plan, and the officers and directors of China Yida Nevada are fully authorized in the name and on behalf of China Yida Delaware or otherwise to take any and all such actions and to execute and deliver any and all such deeds and other instruments.

7. Common Stock of China Yida Delaware. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Delaware Common Stock outstanding immediately prior thereto shall be changed and converted automatically into one fully paid and nonassessable share of Nevada Common Stock.

8. Stock Certificates. At and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of Delaware Common Stock shall be deemed for all purposes to evidence ownership of and to represent shares of Nevada Common Stock into which the shares of the Delaware Common Stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of China Yida Delaware or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to China Yida Nevada or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Delaware Common Stock evidenced by such outstanding certificate as above provided.

9. Options; Warrants. Each option, warrant or other right to purchase shares of Delaware Common Stock, which are outstanding at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option, warrant or right to purchase one share of Nevada Common Stock at an exercise or purchase price per share equal to the exercise or purchase price applicable to the option, warrant or other right to purchase Delaware Common Stock.

10. Common Stock of China Yida Nevada. At the Effective Time, the previously outstanding Ten (10) shares of Nevada Common Stock registered in the name of China Yida Delaware shall, by reason of the Merger, be reacquired by China Yida Nevada, shall be retired and shall resume the status of authorized and unissued shares of Nevada Common Stock, and no shares of Nevada Common Stock or other securities of China Yida Nevada shall be issued in respect thereof.

11. Amendment. The Boards of Directors of China Yida Delaware and China Yida Nevada may amend this Plan at any time prior to the Merger, provided that an amendment made subsequent to the adoption of the Plan by the sole shareholder of China Yida Nevada or the stockholders of China Yida Delaware shall not (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for the Delaware Common Stock, (ii) alter or change any term of the articles of incorporation of China Yida Nevada, as the surviving corporation to the Merger, or (iii) alter or change any of the terms and conditions of the Plan if such alteration or change would adversely affect the holders of Delaware Common Stock.

12. Abandonment. At any time before the Effective Time, this Plan may be terminated and the Merger contemplated hereby may be abandoned by the Board of Directors of either China Yida Delaware or China Yida Nevada or both, notwithstanding approval of this Plan by the sole shareholder of China Yida Nevada or the stockholders of China Yida Nevada, or both.

13. Rights and Duties of China Yida Nevada. At the Effective Time and for all purposes the separate existence of China Yida Delaware shall cease and shall be merged with and into China Yida Nevada which, as the surviving corporation, shall thereupon and thereafter possess all the rights, privileges, immunities, licenses and franchises (whether of a public or private nature) of China Yida Delaware; and all property (real, personal and mixed), all debts due on whatever account, all choices in action, and all and every other interest of or belonging to or due to China Yida Delaware shall continue and be taken and deemed to be transferred to and vested in China Yida Nevada without further act or deed; and the title to any real estate, or any interest therein, vested in China Yida Delaware shall not revert or be in any way impaired by reason of such Merger; and China Yida Nevada shall thenceforth be responsible and liable for all the liabilities and obligations of China Yida Delaware; and, to the extent permitted by law, any claim existing, or action or proceeding pending, by or against China Yida Delaware may be prosecuted as if the Merger had not taken place, or China Yida Nevada may be substituted in the place of such corporation. Neither the rights of creditors nor any liens upon the property of China Yida Delaware shall be impaired by the Merger. If at any time China Yida Nevada shall consider or be advised that any further assignment or assurances in law or any other actions are necessary or desirable to vest the title of any property or rights of China Yida Delaware in China Yida Nevada according to the terms hereof, the officers and directors of China Yida Nevada are empowered to execute and make all such proper assignments and assurances and do any and all other things necessary or proper to vest title to such property or other rights in China Yida Nevada, and otherwise to carry out the purposes of this Plan.

14. Consent to Service of Process. China Yida Nevada hereby agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of China Yida Delaware, as well as for enforcement of any obligation of China Yida Nevada arising from the Merger. China Yida Nevada hereby irrevocably appoints the Secretary of State of the State of Delaware and the successors of such officer its attorney in fact in the State of Delaware upon whom may be served any notice, process or pleading in any action or proceeding against it to enforce against China Yida Nevada any obligation of China Yida Delaware. In the event of such service upon the Secretary of State of the State of Delaware or the successors of such officer, such service shall be mailed to the principal office of China Yida Nevada at 28/F Yifa Building, No. 111 Wusi Road, Fuzhou, Fujian, People’s Republic of China 350003.

15. Severability. If any term or provision of this Plan is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Plan or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Plan so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

16. Governing Law; Submission to Jurisdiction. This Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.

17. Counterparts. This Plan may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Plan delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Plan.

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IN WITNESS WHEREOF, this Agreement and Plan of Merger, having first been duly approved by resolution of the Boards of Directors of China Yida Delaware and China Yida Nevada, has been executed on behalf of each of said two corporations by their respective duly authorized officers.

CHINA YIDA HOLDING, CO.
a Delaware corporation

By:	/s/ Minhua Chen
Minhua Chen
Chief Executive Officer

CHINA YIDA HOLDING, CO.
a Nevada corporation

By:	/s/ Minhua Chen
Minhua Chen
Chief Executive Officer